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                                                                  EXHIBIT 10.51



                               LINE OF CREDIT NOTE


$1,000,000.00                                                     March 27, 1997
                                                                Albany, New York


        ON DEMAND, FOR VALUE RECEIVED, the undersigned, DECORA, INCORPORATED, a Delaware corporation authorized to do business in the State of New York as DECORA MANUFACTURING, with an office and principal place of business at One Mill Street, Fort Edward, New York 12828 (the "Borrower") promises to pay to the order of FLEET BANK, a bank organized and existing under the laws of the State of New York (herein called the "Bank"), at the office of the Bank, 69 State Street, Albany, New York 12201, or at such other place as may be designated from time to time by the Bank, the unpaid amount of all sums that have been advanced to or for the benefit of the Borrower in accordance with the terms hereof, not to exceed the lesser of (i) ninety (90.0%) of the value of the Borrower's foreign accounts receivable that are either (a) fully insured through Ex-Im Bank, or (b) guaranteed by a standby letter of credit, issued in favor of the Bank, and satisfactory to the Bank in all respects, or (ii) the aggregate sum of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), lawful money of the United States of America, plus interest on the unpaid principal balance computed from the date hereof, at a per annum rate equal to the "Fleet Bank Prime Rate", based on a year of 360 days but chargeable on actual days.

        As used herein, the following terms shall have the following meanings:

Default Rate - The Fleet Bank Prime Rate, plus two (2.00%) percent.

Event of Default - Any of those events defined as an Event of Default under this Note or in any other instruments or documents executed in connection with the Loan.

Fleet Bank Prime Rate - That rate announced from time to time by the Bank as a reference point for determining interest rates charged on certain loans and is not necessarily the lowest rate at which the Bank lends. Any change in this interest rate shall be effective on the date the change in such rate occurs, whether or not notice has been given to the Borrower.

Loan - The loan of up to $1,000,000.00 by the Bank to the Borrower.

Loan Formula Certificate - that certain loan formula certificate to be delivered by the Borrower to the Bank at the time of delivery of each Request for Advance, and in any event, no less frequently than weekly. A form of the Loan Formula Certificate is attached hereto as Exhibit B.



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Request for Loan Advance - The Notice to be delivered by the Borrower to the
Bank from time to time in the form of Exhibit A attached hereto, in which the Borrower shall indicate a desire to receive an advance of Loan proceeds.

Security Agreement - that certain Export-Import Bank of the United States Notification by Insured of Amounts Payable under Multi-Buyer Export Credit Insurance Policy assignment, pledge and security agreement executed by the Borrower in favor of the Bank on even date herewith.

        When requesting each advance of Loan proceeds from the Bank, the Borrower shall deliver to the Bank a Request for Loan Advance a Loan Formula Certificate, and either (i) proof that the intended foreign account buyer has been added to the Export-Import Bank of the United States policy via an endorsement acceptable to the Bank, or (ii) a standby letter of credit, issued in favor of the Bank in the amount of the requested advance, and satisfactory to the Bank in all respects.

        The Borrower agrees to pay principal and interest to the Bank on demand. In the absence of prior demand, interest shall be payable monthly in arrears commencing April 1, 1997, and continuing on the first day of each and every month thereafter. On demand, the entire unpaid balance of principal, plus accrued interest, on all Loan advances shall be due and payable in any event. Advances under this Note shall be reflected on the records of the Bank. Notwithstanding anything to the contrary contained herein, the Bank shall not be obligated to make any advances under this Note if, in the Bank's sole judgment, a material adverse change in the Borrower's financial condition has occurred, or if an Event of Default has occurred hereunder.

        Unless cancelled in writing by the Borrower, the Borrower authorizes the Bank to debit its account at the Bank to make the payments due hereunder, but such authority shall not relieve the Borrower of its obligation to assure that payments are made when due. All payments made hereunder shall be applied first to accrued interest, next to the payments of any fees and expenses of the Bank, then to principal and finally to any unpaid "Late Charge" as hereinafter defined.

        In the event that any payment shall become overdue for a period in excess of ten (10) days, a "Late Charge" of five cents ($0.05) for each dollar ($1.00) so overdue will be charged by the Bank for the purpose of defraying the expense incident to handling such delinquent payment.

        Upon the occurrence of one or more events of default as provided below, the entire disbursed and unpaid principal, and the interest on this Note shall, upon written demand of the Bank,



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become immediately due and payable without presentment or protest or other notice or demand, all of which are expressly waived by the Borrower. Any one or more of the following shall constitute an event of default ("Event of Default"):

        (a) Upon the failure of the Borrower to pay any part of the interest or principal on this Note when due and payable and continuance of such failure for ten (10) days;

        (b) Any event of default pursuant to the terms and conditions of the Security Agreement;

        (c) Any default pursuant to the terms and conditions of any other loan or credit accommodation by the Bank to the Borrower or by the Bank to Decora Industries, Inc. after notice and the expiration of any grace period, if applicable;

        (d) Dissolution, cessation of business and/or transfer of a material part of the assets of the Borrower;

        (e) Institution of Bankruptcy proceedings or other proceedings of any kind for the relief of or collection of debts by the Borrower, including, without limitation, assignments for the benefit of creditors, appointment of trustees, receivers or custodians for a material part of the Borrower's assets, levies upon or attachment of assets, or filing of judgments not fully insured, bonded or removed within thirty days or a filing of tax liens;

        (f) Institution of Bankruptcy proceedings or other proceedings of any kind for the relief of or collection of debts against the Borrower, including, without limitation, assignments for the benefit of creditors, appointment of trustees, receivers or custodians for a material part of the Borrower's assets, levies upon or attachment of assets, or filing of tax liens; which proceedings, assignments, appointments, levies or tax liens are not fully bonded or discharged within ten days of the date of their imposition;

        (g) Failure by the Borrower to at all times keep proper books and records and accounts in accordance with generally accepted accounting principals consistently applied ("GAAP"), and provide the following financial reporting to the Bank;

               (i) within one hundred fifty (150) days of the end of its fiscal year, annual certified public accountant audited, consolidated statements for the Borrower and Decora Industries, Inc. (which must include a consolidating statement schedule), all prepared in accordance with generally accepted accounting



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                      principles ("GAAP") consistently applied, as well
                      as copies of the Borrower's 10-k reports;

               (ii) within thirty (30) days of each calendar month end, internally prepared financial statements for the Borrower for the preceding month, in form acceptable to the Bank, all prepared in accordance with GAAP;

              (iii) within sixty (60) days of the end of each fiscal quarter, 10Q reports for Decora Industries, Inc.;

               (iv) within thirty (30) days of the end of each month, separate domestic and international account receivable aging reports concerning the Borrower in form acceptable to the Bank;

               (v) within sixty (60) days after the end of each fiscal quarter, a compliance letter acknowledged by the Chief Financial Officers of both the Borrower and Decora Industries, Inc. concerning those financial covenants referenced below in subparagraph (h); and

               (vi) At the time of submittal of each Request for Advance, but in no event less frequently than monthly, a Loan Formula Certificate.

        (h) Failure by the Borrower to maintain compliance with the following financial covenants, as would be shown on the quarterly and fiscal year end financial statements of the Borrower prepared in accordance with GAAP:

               (i) a minimum current ratio of 1.20 to 1.00 during fiscal year 1997; 1.30 to 1.00 during fiscal year 1998; 2.00 to 1.00 during fiscal year 1999 and thereafter. For the purposes of this Note, current ratio shall be defined as the ratio of the Borrower's current assets (including the unused formula loan availability under that certain $6,000,000.00 revolving line of credit loan extended by the Bank to the Borrower and that certain $1,000,000.00 revolving line of credit loan to be extended by the Bank to the Borrower on even date herewith [collectively the "Revolver Loans"]) to the Borrower's current liabilities (excluding the aforementioned Revolver Loans) as would be shown on each fiscal quarter end and fiscal year end balance sheets of the Borrower prepared in accordance with GAAP;

               (ii) a minimum working capital of Four Million and no/100 Dollars ($4,000,000.00) as at March 31, 1997 through December 31, 1997 and Five Million Five Hundred Thousand and no/100 Dollars ($5,500,000.00) as at March 31, 1998.



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               During fiscal year 1999 and thereafter, the Borrower must
               maintain a minimum working capital of Seven Million and no/100 Dollars ($7,000,000.00), all as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Borrower prepared in accordance with GAAP. For the purposes of determining working capital, the Borrower's liability to the Bank pursuant to the Revolver Loans will be excluded, and the Borrower's current assets shall be increased by the Borrower's unused formula loan availability under the Revolver Loans.

               (iii) a total debt to tangible net worth ratio at fiscal year end March 31, 1997 of 3.75 to 1.0; at fiscal year end March 31, 1998 of 4.50 to 1.00 and at fiscal year end March 31, 1999 and thereafter at each March 31 fiscal year end of 3.00 to 1.0. For the purposes of this Note, debt to tangible net worth ratio shall be defined, for the purposes of the fiscal year end March 31, 1997 calculation, as the ratio of the Borrower's total funded debt (all currently outstanding senior and subordinated debt) divided by the Borrower's earnings before interest, taxes, depreciation and amortization. For the purposes of this Note, debt to tangible net worth ratio shall be defined, for the purposes of all other fiscal year end calculation periods, as the ratio of the Borrower's total liabilities (less subordinated debt) divided by the sum of the Borrower's tangible net worth plus subordinated debt less the amount of the outstanding principal balance of the notes receivable from Decora Industries, Inc., as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Borrower prepared in accordance with GAAP.

               (iv) a minimum debt service coverage ratio during fiscal year 1997 of 1.20 to 1.00, during fiscal year 1998 of 1.15 to 1.0 and during fiscal year 1999 and thereafter of 1.20 to 1.0. For the purposes of this Note, debt service coverage ratio will be calculated using the trailing four quarters of the Borrower's earnings before interest, taxes, depreciation and amortization minus the Borrower's cash capital expenditures (net of financed capital expenditures) divided by the sum of Borrower's trailing four quarters debt service payments (principal and interest) less funds raised to finance the Borrower's repayment of indebtedness owed to CIGNA (whether in the form of debt or equity), as would be shown on the fiscal quarter end and fiscal year end balance sheets of the Borrower prepared in accordance with GAAP;

               (v) the Borrower shall be limited to making annual capital expenditures in the maximum amount of One Million Five Hundred Thousand and no/100 Dollars during the term



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               of this Note. If required by the terms of the manufacturing agreement between the Borrower and Rubbermaid, for each year during the term of this Note, the Borrower must provide evidence, satisfactory to the Bank, that the Borrower has received the consent of Rubbermaid to make capital expenditures exceeding One Million and no/100 Dollars ($1,000,000.00) in said year; and

               (vi) the Borrower's expenditures for management fees shall not exceed Eight Hundred Thousand and no/100 Dollars ($800,000.00) per annum.

        If an Event of Default has occurred and is continuing, the Borrower shall not be permitted to make any Requests for Loan Advances unless and until the Event of Default is cured, and interest shall accrue at the Default Rate until the earlier of (i) the Event of Default is cured, or (ii) this Note is paid in full.

        The powers and remedies given hereby and by the Security Agreement shall not be exclusive of any other powers and remedies available to the Bank. No course of dealings between the Borrower and the Bank and no delay on the part of the Bank in exercising any rights with respect to any default shall operate as a waiver of any rights of the Bank. Failure on the part of the Bank to exercise any rights with respect to any default shall not operate as a waiver of any rights with respect to any other default. The Borrower agrees to pay all costs and expenses incurred by the Bank in enforcing this Note, including, without limitation, reasonable attorneys' fees and legal expenses.

        Interest after maturity (whether by acceleration or otherwise) shall be payable at the Default Rate until this Note is paid in full. If any provisions of this Note or the application of it to any person or circumstance, shall be invalid or unenforceable, the remainder of this Note or the application of those provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected and every other provision of this Note shall be valid and fully enforceable.

        This Note may not be waived, changed, modified or discharged orally, but only by agreement in writing signed by the party against whom any enforcement of any waiver, change, modification or discharge is sought.

        This Note and all rights of the Bank hereunder, may be assigned by the Bank, but this Note may not be assigned by the Borrower, without the prior written consent of the Bank.

        The purchaser, assignee, transferee, or pledgee of this Note shall be entitled to all rights of the Bank hereunder as if said



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purchaser, assignee, transferee, or pledgee were originally named in this Note.

        THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED HEREON, OR ARISING OUT OF OR IN CONNECTION WITH THIS NOTE, THE SECURITY AGREEMENT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH.

        IN WITNESS WHEREOF, the Borrower has duly executed this Note the day and year first above written.

                      DECORA, INCORPORATED d/b/a DECORA MANUFACTURING



                          By: _________________________
                             Timothy J. Burditt, Vice
                             President Finance



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